Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Palomar Holdings, Inc. and Subsidiaries, formerly GC Palomar Holdings, of our reports dated March 15 2019, with respect to the consolidated financial statements of Palomar Holdings, Inc. and Subsidiaries included in its Registration Statement (Form S-1 No. 333-230346) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
April 16, 2019